Exhibit 99.1

NEWFIELD EXPLORATION REPORTS
FOURTH QUARTER AND FULL-YEAR 2005 RESULTS

FOR IMMEDIATE RELEASE

Houston - (February 8, 2006) - Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the fourth quarter and full-year 2005. A conference call to discuss the results is planned for 8:30 a.m. (CST), Thursday, February 9. To participate in the call, dial 719-457-2625. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfield.com.

2005 Highlights:

➢
Proved reserves increased 12% to 2 trillion cubic feet equivalent. Diversification is evident with reserves more evenly distributed among our focus areas: 29% in the Mid-Continent, 23% Onshore Gulf Coast, 20% Rocky Mountains, 20% Gulf of Mexico and 8% International.

➢	Added 467 Bcfe of proved reserves, nearly two times 2005 production. Almost all (96%) of the reserve additions came through the drillbit. No significant acquisitions were completed in 2005.

➢
Made several significant exploration discoveries, including Grove in the U.K. North Sea and Wrigley in the deepwater Gulf of Mexico. Production from both is expected to commence in the fourth quarter of 2006, adding more than 100 MMcfe/d (gross).

➢
Gained access to 52,000 acres in three South Texas counties through a multi-year JV with a major oil company. The first three wells drilled under the JV were successful and up to 10 additional wells are expected to be drilled in the remainder of 2006. Plan to drill about 100 wells onshore Texas in 2006.

➢	Assimilated the Inland acquisition from 2004 and drilled nearly 200 wells in the Monument Butte Field in Utah. Grew production about 25%, exiting 2005 at more than 10,000 BOPD.

➢
Began development of four fields offshore Malaysia. Malaysian production expected to increase from a year-end 2005 rate of 10,000 BOPD gross to more than 45,000 BOPD gross in 2008. In 2006, plan to drill 10-12 shallow water wells (PM 318, 323) and the first deepwater well (Block 2C).

➢	Began development of two fields in China’s Bohai Bay. First production is expected in late 2006.

Fourth Quarter 2005

For the fourth quarter of 2005, Newfield reported net income of $184 million, or $1.43 per diluted share (all per share amounts are on a diluted basis). Earnings for the quarter reflect the impact of the following items:

➢	A $147 million gain ($95 million after-tax), or $0.74 per share, associated with unrealized changes in the fair market value of open derivative contracts that do not qualify for hedge accounting; and
➢	A $10 million ceiling test writedown, or $0.07 per share, associated with decreased emphasis on Brazil and other international exploration efforts in non-core regions.

Without the effect of these items, net income for the quarter would have been $99 million, or $0.77 per share.

Revenues in the fourth quarter of 2005 were $443 million. Net cash provided by operating activities before changes in operating assets and liabilities was $282 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”

By comparison, Newfield’s net income for the fourth quarter of 2004 was $90 million, or $0.72 per share. Net income in this period was negatively affected by a $23 million after-tax charge ($0.18 per share) for the impairment of the Enserch Garden Banks floating production facility (EGB) and related pipelines and processing facility and a ceiling test writedown of $10 million ($0.08 per share) for dry hole expense in the U.K. North Sea. Without the effect of these items, net income for the fourth quarter of 2004 would have been $123 million, or $0.98 per share. Revenues in the same period were $437 million. Net cash provided by operating activities before changes in operating assets and liabilities was $304 million in the fourth quarter of 2004. See “Explanation and Reconciliation of Non-GAAP Financial Measures.”

Newfield’s production in the fourth quarter of 2005 was 50.3 Bcfe, reflecting an estimated 16 Bcfe of deferred production related to hurricanes in the Gulf of Mexico. Production in the fourth quarter of 2004 was 69.5 Bcfe. The following tables detail production and average realized prices for the fourth quarters of 2005 and 2004.

Quarterly Production (1)	4Q05	4Q04	% Change
United States
Natural gas (Bcf)	39.5	53.8	(27%)
Oil and condensate (MMBbls)	1.3	2.1	(38%)
International
Natural gas (Bcf)	—	0.1	N/M
Oil and condensate (MMBbls)	0.5	0.5	—
Total
Natural gas (Bcf)	39.5	53.9	(27%)
Oil and condensate (MMBbls)	1.8	2.6	(31%)
Total (Bcfe)	50.3	69.5	(28%)

Average Realized Prices (2)	4Q05	4Q04	% Change
United States
Natural gas (per Mcf)	$8.94	$6.12	46%
Oil and condensate (per Bbl)	$45.31	$40.77	11%
International
Natural gas (per Mcf)	—	$6.15	N/M
Oil and condensate (per Bbl)	$59.37	$42.51	40%
Total
Natural gas (per Mcf)	$8.94	$6.12	46%
Oil and condensate (per Bbl)	$49.15	$41.08	20%
Total (per Mcfe)	$8.78	$6.29	40%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than contracts that do not qualify for hedge accounting. Had we included the effect of these contracts, our average realized price for total gas would have been $7.16 per Mcf and $6.11 per Mcf for the fourth quarter of 2005 and 2004, respectively. Our total oil and condensate average realized price would have been $46.27 per Bbl and $38.41 per Bbl for the fourth quarter of 2005 and 2004, respectively.

Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the fourth quarter of 2005 was $1.09 per Mcfe, compared to LOE of $0.69 per Mcfe in the fourth quarter of 2004. Production and other taxes in the fourth quarter of 2005 were $0.45 per Mcfe compared to production and other taxes of $0.17 per Mcfe in the same period of 2004. DD&A expense in the fourth quarter of 2005 was $2.34 per Mcfe compared to DD&A expense of $2.04 per Mcfe in the same period of 2004. G&A expense in the fourth quarter of 2005 was $0.56 per Mcfe compared to G&A expense of $0.35 per Mcfe in the same period of 2004. G&A expense in the fourth quarter of 2005 is net of capitalized direct internal costs of $11 million. Capitalized direct internal costs were $9 million in the fourth quarter of 2004.

Capital expenditures in the fourth quarter of 2005 were $364 million.

Full-year 2005

For 2005, Newfield posted net income of $348 million, or $2.73 per share, on revenues of $1.8 billion. Earnings for 2005 reflect the impact of the following items:

➢	A $210 million charge ($137 million after-tax), or $1.07 per share, associated with unrealized changes in the fair market value of open derivative contracts that do not qualify for hedge accounting;
➢
An $8 million benefit, or $0.06 per share, related to a reversal of the valuation allowance on U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of the Grove discovery in the U.K. North Sea;

➢	A $7 million gain ($5 million after-tax), or $0.04 per share, on the sale of the EGB; and
➢	A $10 million ceiling test writedown, or $0.07 per share, associated with decreased emphasis on Brazil and other international exploration efforts in non-core regions.

Without the effect of these items, net income for 2005 would have been $482 million, or $3.77 per share.

Net income in 2004 was $312 million, or $2.63 per share, on revenues of $1.4 billion. Net income, excluding a $23 million after-tax charge ($0.19 per share) for the impairment of the EGB and a $17 million ceiling test writedown ($0.14 per share) associated with dry hole costs in the North Sea, would have been $352 million, or $2.97 per share. Net cash provided by operating activities before changes in operating assets and liabilities was $1.2 billion in 2005 compared to $965 million in 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

In 2005, Newfield produced 241.6 Bcfe which reflects the deferral of about 22 Bcfe related to hurricanes. Production in 2004 totaled 243.6 Bcfe. The following tables detail production and average realized prices for 2005 and 2004:

Production (1)	2005	2004	% Change
United States
Natural gas (Bcf)	190.9	197.6	(3%)
Oil and condensate (MMBbls)	7.1	6.7	6%
International
Natural gas (Bcf)	0.1	0.6	(83%)
Oil and condensate (MMBbls)	1.3	0.9	44%
Total
Natural gas (Bcf)	191.0	198.2	(4%)
Oil and condensate (MMBbls)	8.4	7.6	11%
Total (Bcfe)	241.6	243.6	(1%)

Average Realized Prices (2)	2005	2004	% Change
United States
Natural gas (per Mcf)	$7.18	$5.40	33%
Oil and condensate (per Bbl)	$44.06	$36.61	20%

International
Natural gas (per Mcf)	$4.71	$4.38	8%
Oil and condensate (per Bbl)	$55.68	$44.26	26%
Total
Natural gas (per Mcf)	$7.17	$5.39	33%
Oil and condensate (per Bbl)	$45.84	$37.50	22%
Total (per Mcfe)	$7.27	$5.55	31%

(1) Represents volumes sold regardless of when produced.
(2) Average realized prices include the effects of hedging other than contracts that do not qualify for hedge accounting. Had we included the effect of these contracts, our average realized price for total gas would have been $6.65 per Mcf and $5.36 per Mcf for 2005 and 2004, respectively. Our total oil and condensate average realized price would have been $44.36 per Bbl and $35.27 per Bbl for 2005 and 2004, respectively.

LOE in 2005 averaged $0.85 per Mcfe, compared to LOE of $0.62 per Mcfe in 2004. Production taxes in 2005 were $0.26 per Mcfe compared to production taxes of $0.17 per Mcfe in 2004. DD&A expense in 2005 was $2.15 per Mcfe compared to DD&A expense of $1.94 per Mcfe in 2004. G&A expense in 2005 was $0.43 per Mcfe compared to G&A expense of $0.34 per Mcfe in the prior year. G&A expense in 2005 is net of capitalized direct internal costs of $46 million compared to $32 million in 2004.

Capital expenditures in 2005 totaled approximately $1.2 billion.

Proved Reserves and Capital Activity

  Newfield’s total reserves at year-end 2005 were 2.0 Tcfe, an increase of 12% over year-end 2004 reserves. Reserve additions from all sources were 467 Bcfe with only 19 Bcfe (4%) of the total coming from acquisitions. Sales of reserves in 2005 totaled 8 Bcfe.

Oil and Gas Reserves*

	MMBbls	Bcf	Bcfe

December 31, 2004	90.5	1,241.0	1,783.9

Extensions, discoveries, revisions and other additions	20.7	324.1	448.0
Purchases of properties	0.3	16.9	18.9
Reserve additions	21.0	341.0	466.9
Sales of properties	(0.2)	(7.3)	(8.3)
Production	(9.7)	(183.4)	(241.6)
December 31, 2005	101.6	1,391.3	2,000.9

*These estimates were prepared by Newfield. As a requirement of Newfield’s credit facility, independent reserve engineers prepare separate reserve reports with respect to properties holding at least 70% of the present value of Newfield’s proved reserves. For December 31, 2005, the independent reserve engineers’ reports covered properties representing 81% of our proved reserves, and for such properties the reserves were within 3% of the reserves Newfield reported for such properties.

Capital Expenditures
(In millions)	2005
Property acquisitions:
Unproved	$76
Proved	26
Exploration	256
Development	715
Asset retirement cost	44
Capitalized interest	46
Total costs incurred	$1,163

2006-07 Production Guidance

The damage to infrastructure, pipelines and processing facilities continues to impact Newfield’s Gulf of Mexico production in early 2006. Newfield is currently producing about 215 MMcfe/d and has about 80 MMcfe/d of deliverability off-line. The Company expects that Gulf production of 250 MMcfe/d will be on-line by the end of the first quarter of 2006 and 275 MMcfe/d by mid-year. In addition, 2006 Gulf production will be negatively impacted by the inability to execute drilling and recompletion programs in the third and fourth quarters of 2005. Newfield expects that deferrals associated with hurricanes will be about 15 Bcfe in 2006.

For 2006, Newfield expects its total Company production to be 250-265 Bcfe, an increase of 3-10% over 2005 production. For 2007, Newfield expects production will be 300-320 Bcfe, an increase of 20-25%.

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

Newfield’s consolidated statement of income for the fourth quarters of 2005 and 2004 includes the effects of these items:
-
Commodity derivative income (expense), which for the fourth quarter of 2005 is comprised of $147 million of income associated with unrealized commodity derivative gain resulting from changes in the fair market value of open derivative contracts that do not qualify for hedge accounting and hedge ineffectiveness and $76 million of realized losses related to the settlement of certain of those contracts. Commodity derivative expense for the fourth quarter of 2004 includes only realized losses of $7 million related to the settlement of derivative contracts that do not qualify for hedge accounting.

-
A $10 million ceiling test writedown associated with the decreased emphasis on Brazil and other non-core international exploration efforts during the fourth quarter of 2005 and a $10 million ceiling test writedown associated with a dry hole in the U.K. North Sea in the fourth quarter of 2004.

-	A $35 million impairment of the EGB and related pipelines and processing facility in the fourth quarter of 2004.

A reconciliation of earnings stated without the effect of certain items to net income is shown below:

	4Q05	4Q04
	(in millions)
Net income	$184	$90
Less: Unrealized commodity derivative income	147	—
Plus: Ceiling test writedowns	10	10
Plus: Impairment of EGB and related assets	—	35
Income tax adjustment for above items	52	(12)
Earnings stated without the effect of the above items	$99	$123

For 2005 and 2004, Newfield’s consolidated statement of income includes the effects of the following items:

-
Commodity derivative income (expense), which in 2005 is comprised of $210 million of expense associated with unrealized commodity derivative loss resulting from changes in the fair market value of open derivative contracts that do not qualify for hedge accounting and hedge ineffectiveness and $112 million of realized losses related to the settlement of certain of those contracts. Commodity derivative expense for 2004 includes only realized losses of $24 million related to the settlement of derivative contracts that do not qualify for hedge accounting.

-	A $7 million gain on the sale of the EGB in the third quarter of 2005.
-	A $35 million impairment of the EGB and related pipelines and processing facility in the fourth quarter of 2004.
-	A $10 million ceiling test writedown in the fourth quarter of 2005 associated with the decreased emphasis on Brazil and other non-core international exploration efforts.
-	A $17 million ceiling test writedown for a dry hole in the U.K. North Sea in 2004.
-
Income tax provision for 2005 includes an $8 million benefit related to a reversal of the valuation allowance on Newfield’s U.K. net operating loss carryforwards because of a substantial increase in estimated future taxable income as a result of the Grove discovery in the U.K. North Sea.

A reconciliation of earnings stated without the effect of certain items to net income is shown below:

	2005	2004
	(in millions)
Net income	$348	$312
Plus: Unrealized commodity derivative expense	210	—
Less: Gain on sale of the EGB	7	—
Plus: Ceiling test writedowns	10	17
Plus: Impairment of the EGB	—	35
Income tax adjustment for above items	(71)	(12)
Less: Tax benefit related to U.K. net operating loss carryforward valuation allowance	8	—
Earnings stated without the effects of the above items	$482	$352

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q05	4Q04
	(in millions)
Net cash provided by operating activities	$222	$353
Net change in operating assets and liabilities	60	(49)
Net cash provided by operating activities before changes in operating assets and liabilities	$282	$304

	2005	2004
	(in millions)
Net cash provided by operating activities	$1,109	$997
Net change in operating assets and liabilities	108	(32)
Net cash provided by operating activities before changes in operating assets and liabilities	$1,217	$965

First Quarter 2006 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the first quarter of 2006 is expected to be 42 - 47 Bcf (465 - 520 MMcf/d). Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 - $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the first quarter of 2006 is expected to be 1.8 - 2.0 million barrels (20,000 - 22,000 BOPD). Newfield expects to produce approximately 4,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $6 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

Lease Operating Expense and Production Taxes LOE is expected to be $47 - $53 million ($0.87 - $0.96 per Mcfe) in the first quarter of 2006. Production taxes in the first quarter of 2006 are expected to be $21 - $23 million ($0.37 - $0.42 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities. The increased LOE estimate for the first quarter reflects the continued deferral of Gulf of Mexico production and other costs related to 2005 hurricanes.

General and Administrative Expense G&A expense for the first quarter of 2006 is expected to be $33 - $36 million ($0.60 - $0.66 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $15 - $17 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

Interest Expense The non-capitalized portion of the Company’s interest expense for the first quarter of 2006 is expected to be $5 - $6 million ($0.09 - $0.10 per Mcfe). As of February 8, 2006, Newfield had no outstanding borrowings under its credit arrangements. The remainder of long-term debt consists of four separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the first quarter of 2006 is expected to be about $11 - $12 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the first quarter of 2006 to be about 35 - 39%. About 60-65% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. Newfield’s domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway offshore Malaysia and China, and in the U.K. North Sea.

**The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors. Newfield’s ability to produce oil and gas from the Gulf of Mexico is dependent on infrastructure (such as host platforms, pipelines and onshore processing facilities) owned by third parties. Much of this infrastructure was damaged by Hurricanes Katrina and Rita. As a result, it is difficult to predict when production will be permitted to resume. Other factors include drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281) 847-6081
www.newfield.com	info@newfield.com

###

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2005	2004	2005	2004

Oil and gas revenues	$443	$437	$1,762	$1,353

Operating expenses:
Lease operating	55	48	205	152
Production and other taxes	23	12	64	42
Depreciation, depletion and amortization	118	142	521	472
General and administrative	28	25	104	84
Ceiling test writedown	10	10	10	17
Other	(22)	35	(29)	35
Total operating expenses	212	272	875	802

Income from operations	231	165	887	551

Other income (expenses):
Interest expense	(18)	(18)	(72)	(58)
Capitalized interest	12	11	46	26
Commodity derivative income (expense)	71	(7)	(322)	(24)
Other	1	1	4	4
	66	(13)	(344)	(52)

Income before income taxes	297	152	543	499

Income tax provision	113	62	195	187

Net income	$184	$90	$348	$312

Earnings per share:
Basic	$1.46	$0.73	$2.78	$2.68

Diluted	$1.43	$0.72	$2.73	$2.63

Weighted average number of shares outstanding for basic earnings per share	126	124	125	117
Weighted average number of shares outstanding for diluted earnings per share	129	126	128	119

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$39	$58
Other current assets	501	334
Total current assets	540	392

Oil and gas properties, net (full cost method)	4,410	3,775
Other assets	69	95
Goodwill	62	65
Total assets	$5,081	$4,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$670	$474

Other liabilities	230	99
Long-term debt	870	992
Asset retirement obligation	213	194
Deferred taxes	720	551
Total long-term liabilities	2,033	1,836

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,186	1,102
Treasury stock	(27)	(27)
Unearned compensation	(34)	(10)
Accumulated other comprehensive income (loss)	(44)	3
Retained earnings	1,296	948
Total stockholders’ equity	2,378	2,017
Total liabilities and stockholders’ equity	$5,081	$4,327

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$348	$312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	521	472
Deferred taxes	125	125
Stock compensation	10	4
Gain on sale of EGB	(7)	—
Commodity derivative expense	210	—
Impairment of EGB	—	35
Ceiling test writedown	10	17
	1,217	965
Changes in operating assets and liabilities	(108)	32
Net cash provided by operating activities	1,109	997

Cash flows from investing activities:
Purchases of businesses, net of cash acquired	—	(756)
Net additions to oil and gas properties and other	(1,043)	(843)
Proceeds from sale of EGB	7	—
Net cash used in investing activities	(1,036)	(1,599)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	(120)	25
Proceeds from issuances of senior subordinated notes	—	325
Proceeds from issuances of common stock, net	32	297
Repurchases of secured notes	—	(3)
Net cash provided by (used in) financing activities	(88)	644

Effect of exchange rate changes on cash and cash equivalents	(4)	1

Increase (decrease) in cash and cash equivalents	(19)	43
Cash and cash equivalents, beginning of period	58	15

Cash and cash equivalents, end of period	$39	$58